ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          FOAMEX CARPET CUSHION, INC.,

                           FOAMEX INTERNATIONAL INC.,

                         GENERAL FELT INDUSTRIES, INC.,

                                       AND

                                 TRACE FOAM LLC



                          Dated as of February 27, 1998



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ARTICLE I.  DEFINITIONS .....................................................  1

         Section 1.1.  Definitions ..........................................  1
         Section 1.2.  Accounting Terms and
                       Determinations .......................................  6

ARTICLE II.  PURCHASE AND SALE OF PURCHASED ASSETS AND
               ASSUMPTION OF ASSUMED LIABILITIES ............................  7

         Section 2.1.  Purchase and Sale of Purchased Assets ................  7
         Section 2.2.  Assumption of Liabilities ............................  7
         Section 2.3.  Purchase Price .......................................  7
         Section 2.4.  Payment of the Purchase Price at Closing .............  7
         Section 2.5.  Allocation of Purchase Price .........................  7

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER AND
                TRACE FOAM ..................................................  8

         Section 3.1.  Authority of  Seller .................................  8
         Section 3.2.  No Conflict or Violation; Consents ...................  9
         Section 3.3.  Litigation ........................................... 10
         Section 3.4.  Litigation ........................................... 10

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF
               PURCHASER .................................................... 10

         Section 4.1.  Authority of Purchaser ............................... 10
         Section 4.2.  No Conflict or Violation ............................. 11
         Section 4.3.  Litigation ........................................... 11
         Section 4.4.  Brokers .............................................. 11
         Section 4.5.  Retention of Assets .................................. 11

ARTICLE V.  CERTAIN COVENANTS AND AGREEMENTS ................................ 12

         Section 5.1.  Hart-Scott-Rodino and Other Filings .................. 12
         Section 5.2.  Transfer Taxes ....................................... 12
         Section 5.3.  Certain Provisions Relating to Consents .............. 12
         Section 5.4.  Efforts .............................................. 13
         Section 5.5.  Sums Received in Respect of  Business ................ 13
         Section 5.6.  Retention of Assets .................................. 13

ARTICLE VI.  POST-CLOSING AGREEMENTS ........................................ 13

         Section 6.1.  Collection of Receivables ............................ 13
         Section 6.2.  Mail ................................................. 13
         Section 6.3.  Bulk Sales Laws ...................................... 13

ARTICLE VII.  INDEMNIFICATION ............................................... 14

         Section 7.1.  Survival ............................................. 14
         Section 7.2.  Indemnification Provisions for
                         Benefit of Seller .................................. 14
         Section 7.3.  Matters Involving Third Parties ...................... 14
         Section 7.4.  Exclusive Remedy ..................................... 16

ARTICLE VIII.  POST-CLOSING MATTERS GENERALLY ............................... 16

         Section 8.1.  Ongoing Cooperation .................................. 16
         Section 8.2.  Litigation Support ................................... 17
         Section 8.3.  Further Assurances ................................... 17

ARTICLE IX.  MISCELLANEOUS PROVISIONS ....................................... 17

         Section 9.1.  Notices .............................................. 17


                                      (i)

         Section 9.2.  Amendments ........................................... 19
         Section 9.3.  Assignment and Parties in Interest ................... 19
         Section 9.4.  Expenses ............................................. 20
         Section 9.5.  Entire Agreement ..................................... 20
         Section 9.6.  Descriptive Headings ................................. 20
         Section 9.7.  Counterparts ......................................... 20
         Section 9.8.  Governing Law ........................................ 21
         Section 9.9.  Construction ......................................... 22
         Section 9.10. Severability ......................................... 22
         Section 9.11. Specific Performance ................................. 22
         Section 9.12. Ancillary Agreements ................................. 22

ARTICLE X.  FOAMEX INTERNATIONAL GUARANTY ................................... 22

         Section 10.1. Guaranty ............................................. 22
         Section 10.2. Nature of Guaranty ................................... 22
         Section 10.3. Limitation on Guaranty ............................... 23


                             SCHEDULES AND EXHIBITS
                             ----------------------


SCHEDULE
NUMBER           SCHEDULE NAME

3.2(a)           Seller Conflicts


EXHIBIT          EXHIBIT NAME

A                Assumption Agreement
B                Bill of Sale


                                     (iii)
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                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of February 27, 1998, by and among Foamex Carpet Cushion, Inc., a Delaware corporation ("Purchaser"), Foamex International Inc., a Delaware corporation ("Guarantor"), General Felt Industries, a Delaware corporation ("Seller"), and Trace Foam LLC, a Delaware limited liability company ("Trace Foam").

                              PRELIMINARY STATEMENT

            WHEREAS, Seller has engaged in the business of manufacturing and distributing carpet cushion (the "Business"); and

            WHEREAS, Seller desires to dispose of the Business, and Purchaser desires to acquire from Seller the Business, on a going concern basis, subject to substantially all of its liabilities, upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

            Section 1.1. Definitions. In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

            "Affiliate" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

            "Agreement" has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

            "Ancillary Agreements" means, collectively, the Assumption Agreement, the Bill of Sale and the Note.

            "Assumed Liabilities" means all Liabilities Seller relating to the Business, no matter when arising, except for Excluded Liabilities.

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            "Assumption Agreement" refers to the Assumption Agreement to be executed at Closing by Purchaser, in the form attached hereto as Exhibit
      A.

            "Bill of Sale" refers to the Bill of Sale to be executed at Closing by Seller, in the form attached hereto as Exhibit B.

            "Business" has the meaning set forth in the Recitals hereto.

            "Business Day" refers to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

            "Closing" means the closing of the transactions contemplated hereby.

            "Closing Date" means February 27, 1998.

            "Code" refers to the Internal Revenue Code of 1986, as amended.

            "Contracts" refers to, collectively, all contracts, agreements, commitments, arrangements, instruments, guaranties, bids and proposals to which Seller is a party and relating to the Business as of the Closing Date, all unfilled orders outstanding as of the Closing Date for the purchase of raw materials, goods or services by Seller relating to the Business, and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by Seller in connection with the Business, including, without limitation, the Supply Agreement and the Administrative Services Agreement; provided, however, that Contracts shall not include Leases.

            "Damages" refers to any losses, amounts paid in settlement, Taxes, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including costs of investigation or enforcement), expenses and attorneys' fees, including, without limitation, consequential damages and punitive damages assessed in a third party action.

            "Dispute" has the meaning set forth in Section 8.4.

            "Excluded Assets" refers to, collectively, (a) the promissory note, dated February 27, 1998, in the principal amount of $34 million, by Foamex L.P. in favor of Seller, (b) the property of Seller located in Pico Riveria, California as described in the Lease, dated February 27, 1998, between Trace Foam and Purchaser (together with the


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      buildings, structures, fixtures and all other improvements thereto), and leaseholds and rights in respect thereof and all easements and uses which benefit such property, (c) up to $4.8 million in cash or cash equivalents of Seller, (d) any books, records and information related primarily to any of the Excluded Assets or Excluded Liabilities; provided, however, that Seller shall furnish Purchaser copies of such books and records to the extent they relate to Assumed Liabilities or Purchased Assets, and (e) all past, present or future claims, chooses in action and rights or actions by Seller against third parties to the extent relating to any Excluded Asset or Excluded Liability.

            "Excluded Liabilities" refers to, collectively, all Liabilities of Seller to the extent related to an Excluded Asset.

            "GAAP" refers to United States generally accepted accounting principles, as in effect from time to time.

            "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

            "indemnified Party" has the meaning set forth in Section 7.3.

            "indemnifying Party" has the meaning set forth in Section 7.3.

            "Intellectual Property" means, collectively: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public


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      information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) books and records describing or used in connection with any of the foregoing; (viii) the name "General Felt"; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

            "Leases" means all leases, subleases, and occupancy agreements with respect to all real property leased by Seller and used or occupied primarily in connection with the Business.

            "Legal Requirement" means any judgment, order, statute, law, rule, regulation, constitutions, ordinance, principle of common law, or treaty of any Governmental Agency.

            "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

            "Material Adverse Effect" refers to a material adverse effect with respect to the assets, liabilities, results of operations, properties, condition (financial or otherwise), prospects or business of the Business, taken as a whole.

            "Note" has the meaning set forth in Section 2.4.

            "Permit" refers to any permit, approval, authorization, license, variance permission or product registration required by a Governmental Agency under any applicable Legal Requirement.

            "Person" refers to any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity.

            "Personal Property" means all of the machinery, equipment, test equipment, computers, tools, discs, molds and parts, vehicles, furniture, furnishings, office supplies and other supplies, and other tangible personal property, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, (a) owned by Seller and (b) used in connection with the Business, including all warranties and


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      licenses received from manufacturers and sellers of the aforesaid items and any related claims, credits and rights of recovery with respect to such items.

            "Purchase Price" has the meaning set forth in Section 2.3.

            "Purchased Assets" refers to all of Seller's business, properties, assets, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, actual or contingent and wherever situated, which are used in, held for use by, or related to the Business, but excluding all Excluded Assets, as the same may exist on the Closing Date, including, without limitation, the following:

            (a)   all Personal Property;

            (b) all inventory, including inventory of the Business held at any location controlled by Seller and any inventory of the Business previously purchased and in transit to Seller;

            (c) all rights to products sold or leased and to any products under research or development for the Business prior to or on the Closing Date;

            (d) all receivables and other claims for money or other obligations due to Seller arising out of the Business;

            (e) all prepaid expenses (other than those relating to Excluded Assets and Excluded Liabilities);

            (f) all of the Intellectual Property and know-how to the extent related to the Business;

            (g) all right, title and interest in, to and under all Contracts and Leases, including, without limitation, Seller's right to receive payment for products sold or services rendered pursuant to, and to receive goods and services pursuant to, such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts and otherwise;

            (h) all books and records relating primarily to the Business (including such books and records as are contained in computerized storage media), including, without limitation, books and records related to inventory, purchasing, accounting, sales, pricing, research and development, quality control, engineering, manufacturing, maintenance, repairs, marketing, banking, Intellectual Property, shipping records, and all files, customer and


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


      supplier lists, records, literature and correspondence and other communication; provided, however, that Seller shall be entitled to make and retain copies of such books and records to the extent they relate to Excluded Assets or Excluded Liabilities;

            (i) to the extent legally assignable, all Permits or applications therefor;

            (j) claims, deposits, prepayments, prepaid assets, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of Seller as of the Closing Date, including, any such rights of Seller under any property, casualty, workers' compensation or other insurance policy, except to the extent related to Excluded Assets or Excluded Liabilities; (k) any other tangible assets of Seller primarily related to the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Business.

            "Purchaser" has the meaning set forth in the preamble hereto.

            "Purchaser Obligations" has the meaning set forth in Section 10.1

            "Schedules" or "Disclosure Schedules" refers to, collectively, the various Schedules referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement and initialed by the parties.

            "Seller" has the meaning set forth in the preamble hereto.

            "Trace Foam" has the meaning set forth in the preamble hereto.

            "Trace Foam Indemnification Rights" means all of the rights of Trace Foam for indemnification for breach of a representation, warranty or covenant contained in the Transfer Agreement.

            "Transfer Agreement" means the Transfer Agreement, dated as of February 27, 1998, by and between Trace Foam and Foamex L.P.

            Section 1.2. Accounting Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" or "GAAP" shall mean generally accepted


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accounting principles in effect in the United States of America at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.


                                   ARTICLE II.

                              PURCHASE AND SALE OF
                              PURCHASED ASSETS AND
                        ASSUMPTION OF ASSUMED LIABILITIES

            Section 2.1. Purchase and Sale of Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, effective as of February 27, 1998 (a) Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of the Purchased Assets, and (b) Purchaser shall purchase from Trace Foam, and Trace Foam shall sell, transfer, assign, convey and deliver to Purchaser, all of the Trace Foam Indemnification Rights.

            Section 2.2. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, effective as of February 27, 1998, Purchaser shall assume and become responsible for all of the Assumed Liabilities, excluding the Excluded Liabilities.

            Section 2.3. Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the purchase price for the Business shall be $90.2 million (the "Purchase Price").

            Section 2.4. Payment of the Purchase Price at Closing. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall deliver the following amounts:

            (a) Twenty million dollars ($20,000,000) in immediately available funds by wire transfer to Seller.

            (b) A promissory note (the "Note") in the amount of $70.2 million, which note shall be (i) secured by a first lien on the Purchased Assets and (ii) guaranteed by Foamex International Inc. pursuant to Article X hereof.

            Section 2.5.    Allocation of Purchase Price.

            (a)   As soon as reasonably practicable (but not later than sixty
      (60) days) following the Closing, Purchaser shall prepare and deliver to Seller a schedule which shall set


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


      forth the allocation of the Purchase Price among the Purchased Assets and the Assumed Liabilities. Such allocation shall be based on an appraisal performed by a qualified appraiser chosen by Purchaser (the fees and expenses of which shall be borne by Purchaser) and shall be subject to the reasonable review and approval of Seller. Subject to the requirements of any applicable Tax law, all Tax Returns filed by Purchaser and Seller shall be prepared consistently with such allocation.

            (b) If Purchaser and Seller are unable to agree upon any of the matters set forth in Section 2.5(a), within thirty (30) days (or such later date as is mutually agreed upon by both parties), the matter or matters in dispute shall be submitted to independent accountants of nationally recognized standing reasonably satisfactory to Purchaser and Seller.

            (c) After the Closing Date, Seller shall prepare, in consultation with the Purchaser and Purchaser's accountants, those statements or forms (including Form 8594) required by Section 1060 of the Code and the regulations promulgated thereunder. Such statements or forms shall be prepared consistently with the allocation under this Section 2.5. Such statements or forms shall be filed by the parties with their respective federal income Tax Returns as required by Section 1060 of the Code and the regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.


                                  ARTICLE III.

             REPRESENTATIONS AND WARRANTIES OF SELLER AND TRACE FOAM

Seller and Trace Foam, as applicable, represent and warrants to Purchaser as follows:

            Section 3.1.    Authority.

            (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. Seller has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes the legal,


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


      valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

            (b) Trace Foam is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Trace Foam is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. Trace Foam has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by Trace Foam of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Trace Foam, and this Agreement constitutes the legal, valid and binding obligation of Trace Foam enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

            Section 3.2.    No Conflict or Violation.

            (a) Except as set forth on Schedule 3.2(a), neither the execution and delivery of this Agreement by Seller, the consummation of the transactions contemplated hereby, nor the fulfillment of the terms and compliance with the provisions hereof will conflict with or result in a material breach of or a material default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a material default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Agency, applicable to Seller, or of the Certificate of Incorporation or By-Laws of Seller, or of any indenture, contract, agreement, lease, or other instrument to which Seller is a party or subject or by which Seller or any of its properties or assets are bound, or of any applicable statute, rule or regulation to which Seller or its businesses is subject.

            (b) Neither the execution and delivery of this Agreement by Trace Foam, the consummation of the transactions contemplated hereby, nor the fulfillment of the terms and compliance with the provisions hereof will conflict with or result in a material breach of or a material default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in


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


      a material default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Agency, applicable to Trace Foam, or of the certificate of formation or the operating agreement of Trace Foam, or of any indenture, contract, agreement, lease, or other instrument to which Trace Foam is a party or subject or by which Trace Foam or any of its properties or assets are bound, or of any applicable statute, rule or regulation to which Trace Foam or its businesses is subject.

            Section 3.3.    Litigation.

            (a) There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions or decrees pending or, to the knowledge of Seller, threatened against Seller at law, in equity, or admiralty, or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

            (b) There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions or decrees pending or, to the knowledge of Trace Foam, threatened against Trace Foam at law, in equity, or admiralty, or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

            Section 3.4. No Defaults. No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a default, in the due performance and observance of any term, covenant or condition of the Transfer Agreement.


                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

            Section 4.1. Authority of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes, and each of the Ancillary Agreements upon its execution will constitute, the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforcement may be


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


limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has full corporate power and authority to own its properties and to carry on the business presently being conducted by it.

            Section 4.2. No Conflict or Violation. Neither the execution and delivery of this Agreement by Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of the terms and compliance with the provisions hereof will conflict with or result in a material breach of or a material default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a material default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Agency, applicable to Purchaser, or of the Certificate of Incorporation or By-Laws of Purchaser, or of any indenture, contract, agreement, lease, or other instrument to which Purchaser is a party or subject or by which Purchaser or any of its properties or assets are bound, or of any applicable statute, rule or regulation to which Purchaser or its businesses is subject.

            Section 4.3. Litigation. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions or decrees pending or, to the knowledge of Purchaser, threatened against Purchaser at law, in equity, or admiralty, or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

            Section 4.4. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other person acting on its behalf in such manner as to give rise to any valid claim by any such person against Seller or its Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

            Section 4.5. Retention of Assets. Purchaser has no present plan or intention to transfer any of the assets acquired pursuant to this Agreement to any person (other than in the ordinary course of business) and has no present plan or intention to acquire all or part of the assets of Foamex L.P. (other than in the ordinary course of business). Purchaser and Seller acknowledge that, pursuant to the New GFI Security Agreement, dated as of February 27, 1998, made by Purchaser in favor of Citicorp USA, Inc., as collateral agent, the assets acquired pursuant to this Agreement have been pledged as security for the obligations of Purchaser under (i) the Credit Agreement, dated as of February 27, 1998, among Purchaser, the institutions from time to time party thereto as lenders, the institutions from time to time party thereto as issuing banks, and Citicorp USA, Inc. and


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The Bank of Nova Scotia, as administrative agents, and (ii) the Note.


                                   ARTICLE V.

                        CERTAIN COVENANTS AND AGREEMENTS

            Section 5.1. Government Filings. As promptly as practicable, following the execution and delivery of this Agreement by the parties, Seller and Purchaser shall prepare and file any application, report, or other filing required to be submitted to any Governmental Agency in connection with the transactions contemplated hereby.

            Section 5.2. Transfer Taxes. Any sales, recording, transfer, use or other similar taxes or fees (other than gains and income taxes) imposed as a result of the sale of the Business to Purchaser pursuant to this Agreement shall be divided equally between Seller and Purchaser. Seller and Purchaser shall timely prepare and timely file all Tax Returns with respect to any such sales, transfer use or other similar Taxes. At the Closing, Purchaser shall remit to Seller such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law. Purchaser shall cooperate with Seller in preparing such forms and will execute and deliver such affidavits and forms as are reasonably requested by Seller.

            Section 5.3.    Certain Provisions Relating to Consents.

            (a) Seller shall use commercially reasonable efforts to obtain all third party consents that are required in connection with the transactions contemplated by this Agreement. Seller shall not obtain any consent that will affect Purchaser to its material economic detriment, including any modification of any Contract, Lease or Permit, unless Purchaser expressly approves the obtaining of such consent. Purchaser shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information, regarding Purchaser's intended use of the Purchased Assets.

            (b) In the event that any consent is not obtained on or prior to the Closing Date, Seller shall use commercially reasonable efforts (i) to provide to Purchaser at Purchaser's expense the benefits of the applicable Contract or Lease, (ii) to cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser and (iii) to enforce at the request of Purchaser and for the account of Purchaser, at Purchaser's expense, any rights of

      Seller arising from any such Contract or Lease (including the right to elect to terminate such Contract or Lease in accordance with the terms thereof upon the request of Purchaser).

            Section 5.4. Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

            Section 5.5. Sums Received in Respect of Business. Seller shall pay or cause to be paid over to Purchaser, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Purchased Assets other than the consideration received by Seller as set forth in
Article II hereof and other amounts paid to Seller by Purchaser pursuant to this Agreement.

            Section 5.6. Retention of Assets. Purchaser agrees that it will not hereafter make any transfer or acquisition described in Section 4.5 hereof for two years after the date of this Agreement, except in the event of a presently unforeseen material change in circumstances necessitating such change. Purchaser and Seller acknowledge that, pursuant to the TFLLC Note Assignment and Security Agreement, upon consummation of the merger of Seller with and into Trace Foam, Trace Foam, as surviving corporation, will assign its rights to the Note to Citicorp USA, Inc., as collateral agent, in connection with the execution of the Amended and Restated Term Credit Agreement, dated as of February 27, 1998, among Trace Foam, the institutions from time to time party thereto as lenders, and Citicorp USA, Inc. and The Bank of Nova Scotia, as administrative agents.


                                   ARTICLE VI.

                             POST-CLOSING AGREEMENTS

            Section 6.1. Collection of Receivables. Seller agrees that Purchaser shall have the right and authority to collect for its own account or the account of its Affiliates all receivables which are transferred and assigned to Purchaser as provided herein and Purchaser and its Affiliates have the right to endorse with the name of Seller any checks received on account of any such receivable. Seller agrees that it will promptly transfer and deliver to Purchaser any cash or other property which Seller may receive in respect of such receivables.

            Section 6.2. Mail. Seller agrees that Purchaser and Purchaser's Affiliates shall have the right and authority to open all mail received by the Business, even if addressed to Seller, for processing or forwarding to Seller, as appropriate.

            Section 6.3. Bulk Sales Laws. Purchaser hereby waives any requirement that Seller comply with any bulk sales laws applicable to the transactions contemplated hereby.


                                  ARTICLE VII.

                                 INDEMNIFICATION

            Section 7.1. Survival. The representations and warranties of Trace Foam contained in Section 3.3 and of Purchaser contained in Section 4.3 shall survive until April 30, 1999. All of the representations and warranties of Trace Foam (other than Section 3.3), all of the representations and warranties of Purchaser (other than Section 4.3) and all of the covenants of Seller and Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter.

            Section 7.2.    Indemnification Provisions for Benefit of Seller.

            (a) In the event Purchaser breaches (or in the event any third party alleges facts that, if true, would mean Purchaser has breached) any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement or Purchaser fails to pay any Assumed Liability and provided that Seller makes a written claim for indemnification against Purchaser within the applicable survival period, then Purchaser agrees to indemnify Seller, Seller's Affiliates and each of their respective partners, directors, officers, employees and agents from and against the entirety of any Damages any such person suffers resulting from, arising out of, relating to, in the nature of or caused by such breach.

            (b) In the event Seller or Trace Foam breaches (or in the event any third party alleges facts that, if true, would mean Seller or Trace Foam has breached) any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by Seller or Trace Foam pursuant to this Agreement and provided that Seller makes a written claim for indemnification against Purchaser or Trace Foam, as the case may be, within the applicable survival period, then Purchaser and Trace Foam, as applicable, agree to indemnify Seller, Seller's Affiliates and each of their respective partners, directors, officers, employees and agents from and against the entirety of any

      Damages any such person suffers resulting from, arising out of, relating to, in the nature of or caused by such breach.

            Section 7.3.    Matters Involving Third Parties.

            (a) If any third party notifies any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Article VII, then the Indemnified Party shall notify the Indemnifying Party thereof promptly and in any event within five Business Days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby.

            (b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party's rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the matter in any manner it deems appropriate.

            (c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

                  (i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

                  (ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party reasonably concludes that either
            (x) the counsel the Indemnifying Party has selected has a conflict of interest, or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party (but only to the extent of such additional defenses)), and

                  (iii) the Indemnifying Party shall reimburse the Indemnified
            Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

            (d) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article VII.

            (e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed. The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

            Section 7.4. Exclusive Remedy. In the absence of intentional misrepresentation, omission or breach of this Agreement, after the Closing Date, and except as provided in Section 9.11, the indemnification provisions set forth in this Article VII will constitute the sole and exclusive recourse and remedy for monetary damages available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement.


                                  ARTICLE VIII.

                         POST-CLOSING MATTERS GENERALLY

            Section 8.1. Ongoing Cooperation. Seller and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such tax data, prior tax returns and filings and other information as may be reasonably required for the preparation by Purchaser or Seller of any tax returns, elections, consents or certificates required to be prepared and filed by Purchaser or Seller and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for taxes including, without limitation, sales taxes and sales tax audits. Purchaser and Seller will each retain and provide to the other party all records and other information which may be relevant to any such tax return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any tax return of the other party for any period. Without limiting the generality of the foregoing, each of Purchaser and Seller will retain copies of all tax returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date. Purchaser shall provide Seller with any necessary payroll records attributable to the period prior to the Closing Date. Purchaser shall cooperate with Seller to the extent reasonably necessary for Seller's preparation of its financial statements and tax returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto.

            Section 8.2. Litigation Support. In the event and for so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Seller, Purchaser shall cooperate with the contesting or defending party and its counsel in such contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VII).

            Section 8.3. Further Assurances. From time to time, at Purchaser's reasonable request and expense, (a) Seller will (and will cause its and its Affiliates, officers, directors, employees and agents to) execute and deliver such other instruments of conveyance and transfer and take such other actions as Purchaser may reasonably request in order to (i) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Purchaser of the Purchased Assets, and (ii) convey, transfer to and vest in Purchaser and to put Purchaser in possession and operating control of all or any part of the Purchased Assets, including, without limitation, cooperating with and assisting Purchaser in the prosecution of any claims and in the collection or reduction to possession of accounts receivable and all the other Purchased Assets and (b) Trace Foam will (and will cause its and its Affiliates, officers, directors, employees and agents to) execute and deliver such other instruments of conveyance and transfer and take such other actions as Purchaser may reasonably request in order to convey, transfer to and vest in Purchaser and to put Purchaser in possession and operating control of all or any part of the Trace Foam Indemnification Rights.

                                   ARTICLE IX.

                            MISCELLANEOUS PROVISIONS

            Section 9.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to Purchaser or                          1000 Columbia Avenue
Guarantor                                   Linwood, Pennsylvania 19061
                                            Attention: Andrea Farace
                                            Facsimile No. (610) 859-3069

With a copy                                 Willkie Farr & Gallagher
(which shall                                153 East 53rd Street
not constitute                              New York, New York 10022
notice) to:                                 Attention: Jack H. Nusbaum
                                            Facsimile No. (212) 821-8111

If to Seller:                               375 Park Avenue, 11th Floor
                                            New York, New York 10152
                                            Attention: Philip N. Smith, Jr.
                                            Facsimile No. (212) 593-1363

With a copy                                 Willkie Farr & Gallagher
(which shall                                153 East 53rd Street
not constitute                              New York, New York 10022
notice) to:                                 Attention: Jack H. Nusbaum
                                            Facsimile No. (212) 821-8111

If to Trace Foam:                           375 Park Avenue, 11th Floor
                                            New York, New York 10152
                                            Attention: Philip N. Smith, Jr.
                                            Facsimile No. (212) 593-1363

With a copy                                 Willkie Farr & Gallagher
(which shall                                153 East 53rd Street
not constitute                              New York, New York 10022
notice) to:                                 Attention: Jack H. Nusbaum
                                            Facsimile No. (212) 821-8111

or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

            Section 9.2. Amendments. The terms, provisions, and conditions of this Agreement may not be changed, modified, or amended in any manner except by an instrument in writing duly executed by each of the parties hereto.

            Section 9.3.    Assignment and Parties in Interest.

            (a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be transferred or assigned (by operation of law or otherwise) by any party hereto except with the prior written consent of the other parties hereto.

            (b) Notwithstanding any provision of this Agreement to the contrary, Purchaser, Guarantor, Seller and Trace Foam hereby acknowledge and agree that (i) each of Purchaser and Seller may collaterally assign its rights, title and interest to any payments under this Agreement to any of its creditors and (ii) upon receipt of written notice from any such creditor that an "Event of Default" has occurred, Purchaser, Guarantor or Seller, as the case may be, will tender any payments due under this Agreement to such creditor in accordance with the instructions set forth in such notice; provided, however, in the event that such party tenders payment to Purchaser or Seller, as the case may be, such payment shall be a complete discharge of such party's obligation to such creditor for such payment and such party shall thereafter have no further liability to such creditor with respect to such payment.

            (c) Except as provided in Article IX, this Agreement will not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

            Section 9.4. Expenses. Except as set forth in Section 5.2, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement.

            Section 9.5. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings between them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in an amendment hereto executed in accordance with Section 9.2 hereof. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            Section 9.6. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            Section 9.7. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

            Section 9.8.    Governing Law; Arbitration.

            (a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and performed therein.

            (b) The parties shall initially attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Agreement or its breach, interpretation, termination or validity (each, a "Dispute").

            (c) If the parties are not able to settle the Dispute by direct negotiations within thirty (30) days after written notice by one party to the other of the Dispute, any party may initiate an arbitration to resolve the Dispute; except as expressly provided in Section 9.11, the parties hereto agree that arbitration pursuant to this Section shall be the sole means of resolving Disputes, and that no party shall commence any proceeding in any court or tribunal with respect to a Dispute. All such Disputes shall be arbitrated in New York, New York pursuant to the Rules of the American Arbitration Association except that the parties expressly do not constitute the American Arbitration Association as administrator of the arbitration as provided in Rule 3 of such Rules. Each of Purchaser and Sellers shall select an arbitrator, and the two arbitrators shall select a third arbitrator. The arbitrators shall be certified public accountants, attorneys or other persons, in each case, who are experienced in the buying and selling of businesses. If the two arbitrators fail to agree upon the appointment of a third arbitrator, each of them shall name a candidate, and the decision as to the third arbitrator shall be made by drawing lots.

            (d) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Nothing in this Agreement shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines, which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision.

            (e) Purchaser and Seller shall each bear the expense of its own arbitrator and shall jointly and equally bear the expense of the third arbitrator. The remaining costs of the arbitration proceedings shall be allocated by the board.

            Section 9.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

            Section 9.10. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

            Section 9.11. Specific Performance. Without limiting or waiving in any respect any rights or remedies of Purchaser under this Agreement now or hereinafter existing at law or in equity or by statute, Purchaser shall be entitled to seek specific performance of the obligations to be performed by the Seller in accordance with the provisions of this Agreement.

            Section 9.12. Ancillary Agreements. To the extent any Ancillary Agreement contains any representation or warranty that provides for different or conflicting rights, duties or obligations from those representations and warranties contained herein, the provisions of this Agreement shall control.


                                   ARTICLE X.

                          FOAMEX INTERNATIONAL GUARANTY

            Section 10.1. Guaranty. Guarantor hereby irrevocably and unconditionally guarantees to Seller the agreements to be performed by Purchaser hereunder (the "Purchaser Obligations").

            Section 10.2. Nature of Guaranty. The guaranty to be provided by Guarantor pursuant to Section 10.1 hereof is a guaranty of payment and performance, not merely of collection. If Purchaser shall fail timely to perform or pay any Purchaser Obligation hereunder, Guarantor shall pay or perform such Purchaser Obligation as and when due. Guarantor hereby waives (i) promptness, diligence, notice, disclosure, demand for, presentment, protest and dishonor, and (ii) except as set forth below, any right to force Seller to proceed first, concurrently or jointly against Purchaser, any other guarantor, surety or other co-obligor. Seller hereby agrees that prior to enforcing its rights of payment and performance against Guarantor pursuant to Section 10.1 hereof with respect to any Purchaser Obligation, Seller shall have (x) made demand on Purchaser to perform such Purchaser Obligation, (y) given Purchaser a reasonable opportunity to comply with such Purchaser Obligation, and (z) determined in its reasonable discretion that Purchaser has not or will not comply with such Purchaser Obligation.

            Section 10.3. Limitation on Guaranty. Notwithstanding anything to the contrary contained in this Agreement, the scope of Guarantor's liability hereunder (as guarantor) shall in no event be greater than the scope of the liability of Purchaser under this Agreement. Seller expressly agrees that the defenses available to Guarantor shall be no less than the defenses which are, or would have been, available to Purchaser.

                  IN WITNESS WHEREOF, Purchaser, Guarantor, Seller and Trace Foam have executed and delivered this Agreement as of the day and year first written above.


                                         FOAMEX CARPET CUSHION, INC.



                                         By:   /s/ George Karpinski
                                              ------------------------------
                                              Name:  George Karpinski
                                              Title: Vice President


                                         FOAMEX INTERNATIONAL INC.



                                         By:   /s/ George Karpinski
                                              ------------------------------
                                              Name:  George Karpinski
                                              Title: Vice President


                                         GENERAL FELT INDUSTRIES, INC.



                                         By:   /s/ Philip N. Smith, Jr.
                                              ------------------------------
                                              Name:  Philip N. Smith, Jr.
                                              Title: Vice President


                                         TRACE FOAM LLC

                                         By:  Trace SPV LLC
                                         Its: Sole Member

                                              By:  Trace Foam Company, Inc.
                                              Its: Sole Member



                                           By:  /s/ Philip N. Smith, Jr.
                                              ------------------------------
                                              Name: Philip N. Smith, Jr.
                                              Title: Vice President

                                      -24-